CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Wheeling-Pittsburgh Corporation of our report dated February 10, 1997, except for Notes M and N, which are as of August 12, 1997, and November 20, 1997, respectively, relating to the consolidated financial statements of Wheeling-Pittsburgh Corporation and its subsidiaries, which appears in such Prospectus. We also consent to the reference to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."


Price Waterhouse LLP
Pittsburgh, Pennsylvania
January 7, 1998